QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on June 12, 2002

Registration No. 333-89800

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HOUSEHOLD MORTGAGE FUNDING CORPORATION III
(Exact name of registrant as specified in governing instruments)

Delaware (State of incorporation)	applied for (I.R.S. Employer Identification Number)
1111 Town Center Drive, Las Vegas, Nevada 89144, (702) 243-1579 (Address and telephone number of Registrant's principal executive offices)

Patrick D. Schwartz, Esq.
Assistant General Counsel—Corporate Law and Assistant Secretary
2700 Sanders Road, Prospect Heights, Illinois 60070, (847) 564-6301
(Name, address and telephone number of agent for service)

Copies to:

Kurt W. Florian, Esq.
Katten Muchin Zavis Rosenman
525 W. Monroe Street, Suite 1600
Chicago, Illinois 60661

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement, as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Mortgage Loan Asset Backed Securities (Issuable in Series)	$8,000,000,000	100%	$8,000,000,000	$736,000(2)

(1)
Estimated solely for the purpose of calculating the registration fee.
(2)
A filing fee in the amount of $92.00 was paid when this Registration Statement was originally filed.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution (Item 14 of Form S-3).

        The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as set forth below. All such expenses, except for the filing fee, are estimated.

Filing Fee for Registration Statement	$736,000
Legal Fees and Expenses	900,000
Accounting Fees and Expenses	500,000
Trustee's Fees and Expenses (including counsel fees)	250,000
Blue Sky Fees	80,000
Printing and Engraving Fees	450,000
Rating Agency Fees	3,200,000
Miscellaneous	134,000

Total	$6,250,000

Exhibits (Item 16 of Form S-3).

Exhibit No.		Description
1.1*	—	Form of Underwriting Agreement for the mortgage loan asset backed securities
3.1*	—	Certificate of Incorporation of Household Mortgage Funding Corporation III
3.2*	—	By-Laws of Household Mortgage Funding Corporation III
4.1*	—	Form of Pooling and Servicing Agreement
4.2*	—	Form of Sale and Servicing Agreement
4.3*	—	Form of Trust Agreement
4.4*	—	Form of Indenture
5.1(a)	—	Opinion of Katten Muchin Zavis Rosenman with respect to legality relating to the mortgage loan asset backed securities
5.1(b)	—	Opinion of Richards, Layton & Finger, P.A. with respect to the legality of the mortgage loan asset backed securities according to Delaware state law (including consent of such firm)
8.1	—	Opinion of Katten Muchin Zavis Rosenman with respect to certain tax matters relating to the mortgage loan asset backed securities (included as part of Exhibit 5.1(a))
23.1(a)	—	Consent of Katten Muchin Zavis Rosenman relating to the mortgage loan asset backed securities (included as part of Exhibit 5.1(a))
23.1(b)	—	Consent of Richards, Layton & Finger, P.A. relating to the mortgage loan asset backed securities (included as part of Exhibit 5.1(b))
24.1*	—	Power of Attorney

*
Previously filed.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Household Mortgage Funding Corporation III certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, reasonably believes that the security rating requirement contained in Transaction Requirement B.5 of Form S-3 will be met by the time of the sale of the securities registered hereunder, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, State of Illinois, as of the 12th day of June, 2002.

HOUSEHOLD MORTGAGE FUNDING CORPORATION III
By:	/s/ P.D. SCHWARTZ P.D. Schwartz Vice President and Assistant Secretary

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 12th day of June, 2002.

Signature	Title
* D.A. Friedrich	President, Chief Executive Officer and Director
* C.K. Worwa	Senior Vice President, Treasurer and Chief Financial Officer
* S.L. McDonald	Senior Vice President, Controller and Chief Accounting Officer
* J.W. Blenke	Vice President, Secretary, and Director
* S.H. Smith	Director
*By:	/s/ P. D. SCHWARTZ
P. D. Schwartz Attorney-in-Fact

QuickLinks

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES